AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of January, 2021, by and between the DODGE & COX FUNDS, a Delaware statutory trust (the “Trust”), on behalf of each of its series on Schedule A hereto, individually and not jointly, and DST ASSET MANAGER SOLUTIONS, INC., f/k/a BOSTON FINANCIAL DATA SERVICES, INC. a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, Quincy, Massachusetts 02171 (“DST AMS”).

WHEREAS, the Trust is a statutory trust organized under the laws of the state of Delaware and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares in a separate series, each such series shall be named in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by the Trust and made parties to this Agreement by written consent of the parties hereto in accordance with Section 13, being herein referred to as a “Fund”, and collectively as the “Funds”);

WHEREAS, the Trust, on behalf of itself and each Fund, desires to appoint DST AMS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and DST AMS desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment; Duties of DST AMS

1.1

Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints DST AMS to act as, and DST AMS agrees to act as its transfer agent for each Fund’s authorized and issued shares of its beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each Fund (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (“Prospectus”) of each Fund, including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agent Services. DST AMS agrees that it will perform the following services:

(a)	In accordance with procedures established from time to time by agreement between the Trust and DST AMS, DST AMS shall:

(i)

Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Funds authorized pursuant to the Declaration of Trust of the Trust (the “Custodian”);

(ii)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)	Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(iv)	In respect to the transactions in items (i), (ii) and (iii) above, DST AMS shall execute transactions directly with broker-dealers authorized by the Funds;

(v)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vii)	Prepare and transmit payments for dividends and distributions declared by the Funds;

(viii)

Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by DST AMS of indemnification satisfactory to DST AMS and protecting DST AMS and a Fund, and DST AMS at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(ix)	Maintain records of account for and advise the Funds and their Shareholders as to the foregoing and

(x)

Record the issuance of shares of each Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. DST AMS shall also provide each Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(b)

In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), DST AMS shall: (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Funds to monitor the total number of Shares sold in each State.

(c)	DST AMS shall report abandoned property to the states as may be agreed upon in writing between the Trust and DST AMS.

(d)

Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Fund and DST AMS per the attached service responsibility schedule. DST AMS may at times perform only a portion of these services and the Trust or its agent may perform these services on a Fund’s behalf.

(e)

Omnibus Transparency Services. DST AMS shall carry out certain information requests, analyses and reporting services in support of the Funds’ obligations under Rule 22c-2(a)(2) and the Funds’ excessive trading policies. The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(e)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by DST AMS pursuant to this Section 1.2(e), the Trust agrees to pay DST AMS for such fees and expenses associated with such additional services as set forth in the Fee Letter.

(f)

Anti-Money Laundering (“AML”) Delegation. In order to assist the Funds with the Funds’ AML responsibilities under applicable AML laws, DST AMS will provide certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities or the financing of terrorism; and (ii) assist in the verification of persons opening accounts with the Funds (the “AML Procedures”). The Funds hereby elect to have DST AMS implement the AML Procedures and hereby delegate the day-to-day operation of such AML Procedures to DST AMS, as stated in the attached Schedule 1.2(f), which may be changed from time to time subject to mutual written agreement between the parties.

(g)

“Blue Sky” Services. DST AMS will perform the Blue Sky Services set forth on the attached Schedule 1.2(g). DST AMS will perform the Blue Sky Services in accordance with its standard procedures with such changes or deviations therefrom as may be agreed upon in writing by the parties from time to time.

(h)

Individual Retirement Accounts. With respect to IRAs, SEP IRAs, and Roth IRAs (“Individual Retirement Accounts”) offered by the Funds for its shareholders, DST AMS shall use commercially reasonable efforts to maintain a custodian for such accounts. DST AMS may, upon written agreement between DST AMS and the designated IRA custodian, provide certain additional services to such Individual Retirement Accounts. In the event the Trust elects to not utilize DST AMS provided custodian, the Trust may arrange for its own custodian.

(i)

Tiered Services. DST AMS will provide a differentiated service experience for a specified segment of the Funds’ investors (“Qualifying Investors”) who meet written criteria established between DST AMS and the Funds from time to time. The manner and nature of such differentiate services shall be agreed upon in writing between DST AMS and the Funds (the “Tiered Services”). DST AMS will perform the Tiered Services in accordance with its standard procedures providing periodic reporting, in each case with such changes or deviations therefrom as may be agreed upon in writing by the parties from time to time.

(j)

“Dedicated Digital” Services. DST AMS will provide additional software development resources to assist the Funds in their increased focus on their digital strategy. The manner and nature of such digital development services shall be agreed upon in writing between DST AMS and the Funds (the “Dedicated Digital Services”). DST AMS will perform the Dedicated Digital Services in accordance with its standard procedures with such changes or deviations therefrom as may be agreed upon in writing by the parties from time to time.

1.3

The appointment of DST AMS as transfer agent will be construed to cover the full amount of authorized stock of each series, class or classes for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount and additional series or classes.

1.4	As-of Reporting, Calculations and Adjustments.

(a)	As-of Reporting

(i)

DST AMS and each of the Funds agree that from and after the effective date hereof adjustments for Share transactions which involve purchase, redemption and repurchase orders processed at a time other than computation of net asset value (“NAV”) per Share next computed after receipt of such orders but which are processed at the NAV next determined after such receipt (“As-ofs”) shall be carried forward, whether such adjustments are positive or negative to each Fund.

(ii)

DST AMS shall utilize a system agreeable to the Funds to (i) identify all As-ofs; (ii) identify the source of such As-ofs (e.g., action or omission by Fund, TPA, service provider); and (iii) shall compute the net effect (positive or negative) upon each Fund of such As-ofs so identified on a daily and cumulative basis.

(b)	As-of Calculations and Adjustments

(i)

(x) At the end of each calendar year, if the net effect of As-ofs attributed as caused by DST AMS is negative and is $50,000 or greater DST AMS shall promptly make a payment to the respective Fund in cash, in such amount as necessary to eliminate the net effect to the respective Fund to less than $50,000; (y) At any time if the net effect of As-ofs attributed as caused by DST AMS is negative and is $100,000 or greater, then DST AMS shall promptly make a payment to the respective Fund in cash, in such amount as necessary to reduce the net effect to the respective Fund to less than $100,000; (z) DST AMS shall make all payments or credits that may be required under Section 1.4(b)(i) of this Agreement within thirty (30) days of each occurrence requiring payment.

If on the last business day of the year, the cumulative net effect upon a Fund is positive DST AMS shall credit any positive cumulative net effect to (i) Dodge & Cox to recover certain past payment made by Dodge & Cox; and (ii) DST AMS to recover certain past payments made by DST AMS.

(ii)	On the last day of the calendar year DST AMS shall reset all cumulative net effects upon a Fund at zero.

(iii)

DST AMS shall supply to each Fund monthly reports summarizing As-ofs identified pursuant to Section 1.4(a) of this Agreement, and the daily and cumulative net effects of such transactions, and shall advise each Fund at the end of each month of the net cumulative effect at such time.

2.	Agreements with Third Party Administrators for Defined Contribution

2.1

DST AMS and the Trust agree that at the Trust’s request DST AMS has entered into agreements with third party administrators for defined contribution plans designated by a Fund, to serve as limited agents of the Fund in the purchase and redemption of Shares of the Fund by the employee benefit, profit-sharing and retirement plans and arrangements described in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or similar plans and arrangements, whether or not subject to ERISA or qualified for exemption from taxation under the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”) the (“Plans”). The third party administrators will perform administrative and record keeping services for the Plans, which invest in the Funds. DST AMS may be required to enter into reasonable amendments to such existing agreements; provided, no such amendment will increase DST AMS’ obligations or require DST AMS to take on additional risk or liability.

2.2	Such agreements will be based either on a form of agreement provided by the Trust or by DST AMS and acceptable to the other party hereto. DST AMS reserves the right not to enter into or to terminate any such agreement if such agreement or performance thereunder by the third party administrator fails to meet industry standards or comply with applicable law or increases DST AMS’ obligations or risk.

3.	Fees and Expenses

3.1

For the performance by DST AMS pursuant to this Agreement, the Funds agree to pay DST AMS an annual maintenance fee for each Shareholder account as set out in the fee schedule agreed upon by the parties in a separate letter (the “Fee Letter”). The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Funds and DST AMS.

3.2

In addition to the fee paid under Section 3.1 above, the Funds agree to reimburse DST AMS for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by DST AMS for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by DST AMS at the request or with the consent of a Fund, will be reimbursed by the Fund.

3.3

The Funds agree to pay all fees and reimbursable expenses within ten days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to DST AMS by the Funds at least seven (7) days prior to the mailing date of such materials.

4.	Representations and Warranties of DST AMS

DST AMS represents and warrants to the Trust that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3	It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.6	It is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act.

4.7

It will comply with, and maintain such books and records as are required of it by, the Internal Revenue Code, as amended, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Exchange Act.

5.	Representations and Warranties of the Trust

The Trust represents and warrants to DST AMS that:

5.1	It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

5.2	It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

5.3	All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4	It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5

A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

6.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1

DST AMS is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that DST AMS has been instructed to transfer. DST AMS shall execute payment orders in compliance with the Security Procedure and with Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

6.2

The Funds acknowledge that the Security Procedure it has designated on the Fund Selection Form was selected by the Funds from security procedures offered by DST AMS. The Funds shall restrict access to Confidential Information (as defined in Section 15)) relating to the Security Procedure to authorized persons as communicated to DST AMS in writing. The Fund must notify DST AMS immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Funds’ authorized personnel. DST AMS shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3

DST AMS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4

DST AMS reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of DST AMS’ receipt of such payment order; (b) if initiating such payment order would cause DST AMS, in DST AMS’ sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to DST AMS; or (c) if DST AMS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5

DST AMS shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording DST AMS reasonable opportunity to act. However, DST AMS assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6

DST AMS shall assume no responsibility for failure to detect any erroneous payment order provided that DST AMS complies with the payment order instructions as received and DST AMS complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7

DST AMS shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless DST AMS is notified of the unauthorized payment order within sixty (60) days of notification by DST AMS of the acceptance of such payment order. In no event (including failure to execute a payment order) shall DST AMS be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

6.8

When a Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by State Street with respect to an ACH credit entry are provisional until State Street receives final settlement for such entry from the Federal Reserve Bank. If State Street does not receive such final settlement, the Fund agrees that State Street shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9

Confirmation of DST AMS’ execution of payment orders shall ordinarily be provided within twenty four (24) hours’ notice of which may be delivered through DST AMS’ proprietary information systems, or by facsimile or call-back. A Fund must report any objections to the execution of an order within thirty (30) days.

7	Data Access and Proprietary Information

7.1

Each Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by DST AMS as part of the Fund’s ability to access certain Fund-related data maintained by DST AMS on data bases under the control and ownership of DST AMS or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to DST AMS or other third party. In no event shall Proprietary Information be deemed Customer Data. The Funds agree to treat all Proprietary Information as proprietary to DST AMS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Fund agrees for itself and its employees and agents:

7.1.1	to access Customer Data solely in accordance with DST AMS’ applicable user documentation as provided to the Trust or made available on an applicable customer center web site;

7.1.2	to refrain from copying or duplicating in any way the Proprietary Information;

7.1.3

to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with DST AMS’ instructions;

7.1.4

to refrain from causing or allowing the Proprietary Information acquired hereunder from being used by a third party for its own benefit, except with the prior written consent of DST AMS, provided however the Fund may store the information transmitted from DST AMS’ databases and make available such information to each Fund, its agents and its affiliates and service providers as necessary;

7.1.5	that the Funds shall have access only to those authorized transactions agreed upon by the parties; and

7.1.6

to honor all reasonable written requests made by DST AMS to protect at DST AMS’ expense the rights of DST AMS in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7 and Section 15. The obligations of these Sections shall survive any termination of this Agreement.

7.2

If the Trust notifies DST AMS that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, DST AMS shall endeavor in a timely manner to correct such failure. Organizations from which DST AMS may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against DST AMS arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. DST AMS EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.3

If the transactions available to the Trust include the ability to originate electronic instructions to DST AMS in order to (a) effect the transfer or movement of cash or Shares or (b) transmit Shareholder information or other information, then in such event DST AMS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by DST AMS from time to time.

7.4

DST AMS will maintain at each service location physical and information security requirements (“Information Security Requirements”) that are reasonably designed to protect against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Funds’ Confidential Information (as defined in Section 15), including any non-public personal information of the Funds’ shareholders (“Customer Data”), in the possession of DST AMS. DST AMS has provided the Trust with a schedule of the Information Security Requirements, attached hereto as Schedule 7.4 Information Security Requirements and agrees to comply with such Information Security Requirements in the performance of its services under this Agreement. During the term of this Agreement, DST AMS further agrees to maintain such Information Security Requirements at a level that will be no less rigorous than those in place at the effective date of this Agreement. DST AMS will, at a minimum, update its Information Security Requirements to remain compliant with regulatory requirements applicable to DST AMS and its services. DST AMS will meet with the Trust, annually and/or at its request, to discuss the Information Security Requirements, including any updates thereto.

8	Indemnification

8.1

DST AMS shall not be responsible for, and each Fund shall indemnify and hold DST AMS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

8.1.1	All actions of DST AMS or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

8.1.2	The Fund’s lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

8.1.3

The reliance on or use by DST AMS or its agents or subcontractors of information, records, documents or services which (i) are received by DST AMS or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar;

8.1.4	The reliance on, or the carrying out by DST AMS or its agents or subcontractors of any authorized instructions or requests of the Fund;

8.1.5

The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares provided however, that with respect to state securities laws liability, DST AMS complies with the Fund’s instructions under this Agreement as to the jurisdiction in which the Shares may be sold and Section 1.2(g) of this Agreement; and

8.1.6	The negotiations and processing of checks made payable to prospective or existing Shareholders tendered to DST AMS for the purchase of Shares, such checks are commonly known as “third party checks”.

8.2

Except as expressly provided below, DST AMS shall not be held to the standard of care under Section 9 of this Agreement and shall not be responsible for, and a Fund shall indemnify and hold DST AMS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of, attributable to or resulting from entering into agreements with third party administrators for Plans as described in Section 2 of this Agreement and from DST AMS’ actions or omissions thereunder, provided however, that the processing by DST AMS of purchase and redemption transactions pursuant to the terms of such agreements shall constitute services under Section 1.2 hereof, and the respective rights and obligations of DST AMS and the Fund to each other with respect to such purchase and redemption transactions shall be governed by the other terms of this Agreement, including Sections 8.1, 8.3, 8.4, 8.5 and 9, and not by this Section 8.2.

8.3

At any time DST AMS may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by DST AMS under this Agreement, and DST AMS and its agents or subcontractors shall not be liable and shall be indemnified by the Funds for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. DST AMS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided DST AMS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by a Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. DST AMS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.4

The Funds shall not be responsible for, and DST AMS shall indemnify and hold each Fund harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action, or failure or omission to act by DST AMS as a result of DST AMS’ lack of good faith, negligence or willful misconduct.

8.5

In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the indemnifying party (the “Indemnitor”) may be required to indemnify the indemnified party (the “Indemnitee”), the Indemnitee shall promptly notify the Indemnitor of such assertion, and shall keep the Indemnitor advised with respect to all developments concerning such claim. The Indemnitor shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify the Indemnitee except with the Indemnitor’s prior written consent.

9	Standard of Care; Limitation of Liability

9.1

General Standard of Care. DST AMS shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.

9.2

Standard of Care; Limitation of Liability for Blue Sky Services. DST AMS, and its agents, and subcontractors shall at all times use reasonable care and good faith in performing the Blue Sky Services under this Agreement. DST AMS shall not be liable for loss or damage suffered in connection with the Blue Sky Services unless caused by DST AMS’s negligence, bad faith, or willful misconduct or that of its employees or agents or subcontractors in the performance of such Services. Without limiting the foregoing, DST AMS’ aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with the performance of the Blue Sky Services under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed:

9.2.1.1

the aggregate of the amounts actually received for the Blue Sky Services under this Agreement by DST AMS as fees and charges, but not including reimbursable expenses, for Blue Sky Services during the preceding twelve (12) calendar months; or

9.2.1.2

with respect to claims arising from breaches by DST AMS of its obligations under Section 15 of this Agreement, the aggregate of the amounts actually received for the Blue Sky Services hereunder by DST AMS as fees and charges, but not including reimbursable expenses, for Blue Sky Services during the preceding thirty six (36) months.

The foregoing limitations on liability shall not apply to any loss or damage resulting from any intentional malicious acts or intentional malicious omissions by DST AMS or its agents or subcontractors. For purposes of this Section 9.2, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to a Fund.

9.3

Limitation of Liability for Dedicated Digital Services. In no event shall either party’s aggregate liability during the Term of this Agreement with respect to the Dedicated Digital Services, whether in contract, tort or otherwise, exceed:

(a) the aggregate of the amounts actually received hereunder by DST AMS as Fees for the Dedicated Digital Services during the preceding eighteen (18) months; or

(b) with respect to claims (i) arising from breaches by a Party of its obligations under Section 15 of this Agreement, or (ii) alleging an infringement (as provided in the mutually agreed procedures for the Dedicated Digital Services); the aggregate of the amounts actually received hereunder by DST AMS as Fees for the Dedicated Digital Services during the preceding thirty-six (36) months.

In the event that a claim giving rise to liability by a Party occurs prior to the completion of the first eighteen (18) or thirty-six (36) months, as applicable, of the Agreement, the foregoing liability limitation amounts shall be calculated by adding: (1) the amounts actually paid hereunder for such period by the Funds to DST AMS as fees and charges, but not including reimbursable expenses; and (2) an amount equal to (x) an average monthly fee (determined based on the actual fees received and number of months that have passed as of the calculation date) multiplied by (y) the number of months remaining to reach eighteen (18) or thirty-six (36) months, as applicable.

10	Covenants of the Trust and DST AMS

10.1	The Trust shall promptly furnish to DST AMS the following upon request:

10.1.1	A certified copy of the resolution of the Board of Trustees of the Trust authorizing the execution and delivery of this Agreement.

10.1.2	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

10.2

DST AMS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

10.3

DST AMS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act, and the Rules thereunder, DST AMS agrees that all such records prepared or maintained by DST AMS relating to the services to be performed by DST AMS hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Funds on and in accordance with its request.

10.4

DST AMS and the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

10.5

In case of any requests or demands for the inspection of the Shareholder records of a Fund, DST AMS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Trust as to such inspection. DST AMS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

11	Term and Termination of Agreement

11.1

The initial term of this agreement shall begin as of the day and year first written above and continue through December 31, 2025 (the “Initial Term”). Following the Initial Term this Agreement shall continue until terminated by either party as provided in Section 11.2.

11.2

During the Initial Term and thereafter this Agreement may be terminated by either party upon one (1) year’s prior written notice to the other; provided, however, the Funds, at their option, may extend the termination date by an additional 90 days after the expiration of the one year notice period.

12	Assignment

12.1	Except as provided in Section 12.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2	This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3

DST AMS may, without further consent on the part of the Funds, subcontract for the performance hereof with a DST AMS subsidiary or affiliate duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act; provided, however, that DST AMS shall be as fully responsible to the Funds for the acts and omissions of any subcontractor as it is for its own acts and omissions.

13	Amendment

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust. In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have DST AMS render services as transfer agent under the terms hereof, it shall so notify DST AMS in writing, and if DST AMS agrees in writing to provide such services, such series of Shares shall become a Fund hereunder without an additional amendment to Schedule A.

14	Massachusetts Law to Apply

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

15	Confidential Information

15.1

The parties each agree to (i) safeguard the other’s Confidential Information (defined below) in the same manner as they safeguard their own valuable Confidential Information of like kind, but in no event exercising less than a reasonable degree of care, and (ii) bind its employees, agents and representatives to whom it discloses Confidential Information to such standard. Each of the parties acknowledges that the other’s Confidential Information constitutes such party’s valuable proprietary information and trade secrets, and that unauthorized disclosure of this information could cause irreparable damage to the proprietor of such information. Each of the parties expressly agrees and acknowledges that it is entering into this Agreement, and providing the other access to and/or copies of its Confidential Information hereunder, in reliance upon the other’s promise of confidentiality herein. Each party agrees not to release, disclose or otherwise permit access to the other’s Confidential Information except to its agents or representatives with a need to know such information in order to perform activities permitted by this Agreement (in accordance with the terms), or use to its own advantage or for any purpose other than in order to perform its obligations under this Agreement, or sell, transfer, publish, display or otherwise make available the other’s Confidential Information without prior written approval from an authorized representative of the other party.

15.2

For purposes of this Agreement, “Confidential Information” means all information provided or made available by one Party to the other in written or other recorded form, and information provided verbally or visually, and identified in writing at the time of, or promptly following, disclosure as “Proprietary,” “Confidential” or like designation, and all information which, by the nature thereof or the context in which it is disclosed the receiving party knows is or should reasonably know is proprietary or confidential, and all copies, summaries, abstracts and other distillations thereof. Confidential Information of the Trust and the Funds shall include, but is not limited to, (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, relating to the business of the Trust, or any other secret or confidential information whatsoever of the Trust; (ii) all information that the Trust is obligated by law or contract to treat as confidential for the benefit of third parties, including but not limited to information provided by brokers-dealers, recordkeepers or other financial intermediaries; and (iii) Customer Information. DST Confidential Information shall mean: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to DST AMS’ business, operations or systems (or to the business, systems or operations of DST AMS’ affiliates or third parties). For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to a Fund’s Shareholders, prospective shareholders and plan administrators , including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with the Trust service, including the Trust’s web site; or (iii) any data otherwise submitted in the process of registering for the Trust service or during ongoing use of the Trust service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the GLB Act and all “personal information” as defined in the Mass Privacy Act. This Agreement shall not be construed as granting DST AMS any ownership rights in the Customer Information.

15.3

Exceptions to Confidential Information. Any provisions herein concerning nondisclosure and non-use of Confidential Information of a party shall not apply to any such information which (i) is or becomes publicly known through no fault of the recipient or of any of its personnel, contractors, subsidiaries or affiliates; (ii) is lawfully received by a party from a third party without restriction and without breach of any applicable confidentiality agreement; (iii) was previously known to or is independently developed by the recipient, its personnel, contractors, subsidiary or affiliate, or a third party, without exposure to the Confidential Information; (iv) is approved for release or is no longer treated as confidential or proprietary by the disclosing party; or (v) is required to be disclosed by law or the order or regulation of a court, governmental agency or applicable stock market regulations, or to establish or enforce any rights hereunder. Where legally permissible, the recipient shall provide the disclosing party with prompt notice of any order, summons, subpoena or similar action of a court or governmental agency, so that a protective order or other appropriate relief may be sought by the owner of the subject Confidential Information, and the parties agree to reasonably cooperate with any effort of the other to obtain any such protective order or other appropriate relief. Exception (i) above shall not apply to any publicly available information to the extent that the disclosure or sharing of the information by one or both parties is subject to any limitation, restriction, consent or notification requirement under any applicable federal or state information privacy law or regulation then in effect. Exception (v) above shall permit only the minimum disclosure permissible in such circumstances and only for that particular event, and shall not be deemed to thereafter permit any other disclosure of such Confidential Information.

15.4

Ownership of Systems and Systems Information. The Trust acknowledges that DST AMS, its affiliates, and/or other third party licensors, as the case may be, own and shall retain all rights, title and interests, including intellectual property rights in and to the Systems and Systems Information used by DST AMS in performing the Services. This Agreement shall not be construed to provide to the Trust any express or implied right or license to use, convey or otherwise exploit the Systems or Systems Information, or any portion thereof, or obtain or use any other DST AMS or third party products or services. Nothing contained herein shall be construed as granting either party any right, title or interest, express or implied, in or to any Confidential Information of the other party. Each party expressly reserves such rights. Furthermore, nothing in this Agreement shall be construed to restrict the Trust from continuing to use the “look and feel” of any Shareholder materials.

16	Disaster Recovery and Insurance Coverage

16.1

In the event of equipment failures beyond DST AMS’ control, DST AMS shall, at no additional expense to the Funds, take reasonable steps to minimize service interruptions. DST AMS shall enter into and maintain in effect with appropriate parties one or more agreements making reasonable provisions for (a) periodic back-up of the computer files and data with respect to the Funds and (b) emergency use of electronic data processing equipment to provide services under this Agreement.

16.2

DST AMS shall maintain commercially reasonable amounts of (a) comprehensive general liability insurance coverage and (b) errors and omissions insurance coverage and notify the Funds in the event that such insurance is canceled.

16.3	DST AMS has a reasonable disaster recovery plan given the services it provides hereunder.

17	Force Majeure

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

18	Consequential Damages

Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

19	Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

20	Limitations of Liability of the Trustees and Shareholders

A copy of the Trust Instrument of the Trust is on file with the Secretary of State of the state of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, Shareholders or officers or agents of the Trust individually but are binding only upon the assets and property of the applicable Fund.

21	Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DODGE & COX FUNDS, ON BEHALF OF EACH OF ITS SERIES

By:	/s/ William W. Strickland
Name:	William W. Strickland
Title:	V.P., Assistant Secretary & Assistant Treasurer

DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Rahul Kanwar
Name:	Rahul Kanwar
Title:	Authorized Representative

DST AMS SERVICE RESPONSIBILITIES

1.	Receives orders for the purchase of Shares.

2.	Issue Shares and hold Shares in Shareholders accounts.

3.	Receive redemption requests.

4.	Effect transactions 1-3 above directly with broker-dealers.

5.	Pay over monies to redeeming Shareholders.

6.	Effect transfers of Shares.

7.	Prepare and transmit dividends and distributions

8.	Issue Replacement Certificates.

9.	Reporting of abandoned property.

10.	Maintain records of account.

11.	Maintain and keep a current and accurate control book for each issue of securities.

12.	Mail proxies.

13.	Mail Shareholder reports and/

14.	Mail prospectuses to current Shareholders.

15.	Withhold taxes on U.S. resident and non-resident alien accounts.

16.	Prepare and file U.S. Treasury Department forms and transmit such forms to Shareholders.

17.	Prepare and mail account and confirmation statements and average cost statements for Shareholders.

18.	Provide Shareholder account information and services by mail and telephone.

19.	Blue sky reporting.

*	Such services are more fully described in Section 1.2 (a), (b), (c) and (d) of the Agreement.

SCHEDULE A

Dodge & Cox Stock Fund

Dodge & Cox International Stock Fund

Dodge & Cox Global Stock Fund

Dodge & Cox Emerging Markets Stock Fund

Dodge & Cox Balanced Fund

Dodge & Cox Income Fund

Dodge & Cox Global Bond Fund

SCHEDULE 1.2(E)

OMNIBUS TRANSPARENCY SERVICES

A.	The Funds shall provide the following information to DST AMS:

1.

The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at a Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Funds to be included, along with each Funds’ frequency trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from DST AMS;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Funds hereby authorize and instruct DST AMS to perform the following Services:

1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Funds to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from DST AMS, DST AMS shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the Financial Intermediaries through TA2000 System functionalities.

(b) Generate exception reports using parameters provided by the Funds.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

SCHEDULE 1.2(E)

OMNIBUS TRANSPARENCY SERVICES

(Continued)

5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b) Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD Work Object with comments detailing resolution.

(d) Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, DST AMS shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a) Update system watch list with pertinent information on trade violators.

(b) Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

C.	Use of Financial Intermediary Data.

The parties agree, that in addition to the terms of the Agreements with respect to Confidential Information, that any of the Fund network or other data received for purposes of this Schedule 1.2(e) from the Funds’ Financial Intermediaries shall not be disclosed by DST AMS to any third party; and shall not be incorporated by DST AMS either by itself or aggregated with other sources of information into other products or services.

SCHEDULE 1.2(F)

AML DELEGATION

1.	Delegation.

1.1

In order to assist the Trust with the Trust’s AML responsibilities under applicable AML laws, DST AMS provides certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with each Fund. The Trust has had an opportunity to review the AML Procedures with DST AMS and desires to implement the AML Procedures as part of the Trust’s overall AML program (the “AML Program”).

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Trust hereby instructs and directs DST AMS to implement the AML Procedures as set forth in Section 4 below on each Fund’s behalf and delegates to DST AMS the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and DST AMS upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3

DST AMS agrees to perform such AML Procedures, with respect to the ownership of Shares in a Fund for which DST AMS maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by DST AMS of the AML Procedures, DST AMS understands and acknowledges that the Trust remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records DST AMS maintains for the Funds relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. DST AMS hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, DST AMS will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, DST AMS is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Funds with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that DST AMS shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in a Fund for which DST AMS maintains the applicable Shareholder information.

4.	AML Procedures[1]

4.1	Consistent with the services provided by DST AMS and with respect to the ownership of Shares in a Fund for which DST AMS maintains the applicable Shareholder information, DST AMS shall:

(a)

On a daily basis, submit all new customer account registrations and registration maintenance transactions against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)	Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)	On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)

Review redemption transactions that occur within thirty (30) days of an account establishment, or banking information change, registration change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)	Review wires sent pursuant to banking instructions other than those on file with DST AMS;

(f)	Review accounts with small balances followed by large purchases;

(g)	Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)

On a daily basis, review purchase and redemption activity by check and per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i)

Review high risk work types that warrant a second look when an item has been reviewed in the past. (In connection with this review, DST AMS shall periodically provide the Trust with a listing of the work types that are viewed as high risk.)

[1]

The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of DST AMS, which have been made available to the Trust and which may be modified from time to time and provided to the Trust.

(j)

Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Trust with a copy of the SAR within a reasonable time after filing; and notify the Trust if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k)

Compare account information to any FinCEN request received by the Trust and provided to DST AMS pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with the necessary information for it to respond to such request within required time frame;

(l)

(i) Take reasonable steps to verify the identity of any person seeking to become a new customer of a Fund and notify the Trust in the event such person cannot be verified (ie, “know your customer”), (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency;

(m)

conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 1010.605(f)); perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a risk ranking at a level of medium or above, DST AMS will monitor the account on a daily basis for unusual activity. For any accounts opened for foreign financial institutions, DST AMS will periodically request (currently every three years) that the account owner certify that there have been no changes to their financial institution questionnaire. In the situation where due diligence cannot be completed with respect to an account, DST AMS will contact the Fund’s AML Officer for further instruction. Upon request by the Trust, generate periodic reports of foreign correspondent accounts for review by a Fund for purposes of compliance with USA PATRIOT Act, Section 312. In accordance with instructions from the Trust, conduct due diligence for existing accounts selected by the Trust for further review in accordance with the procedures set forth above;

(n)

upon request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act; and

(o)

Create and retain records required under 31 C.F.R. 1010.410 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

(p)

Follow the Trust’s third party check policies (which may change from time to time). In accordance with the Trust’s current policy, reject third party checks for new accounts or for subsequent purchases within the Funds.

(q)

Appoint a specific individual designated by management responsible for the AML function who, among other things, administers the servicing of those duties of the Trust’s AML Program that have been expressly delegated to DST AMS.

(r)	As required by the USA PATRIOT Act, maintain an independent audit function to test the effectiveness of DST AMS’s compliance with the Trust’s AML Program.

(s)	Maintain an ongoing anti-money laundering training program for personnel administering the duties delegated to DST AMS under the Trust’s AML Program.

(t)

With respect to certain legal entities seeking to open new accounts with the Funds, take reasonable steps to verify the identity of the natural person(s) retaining ownership or controlling interest in each legal entity (the “Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230. In the event the Beneficial Owner is not a natural person, DST AMS will follow up with the requesting entity to request one. In the event the proper identity of a natural person cannot be verified, such account will not be established.

(u)	Maintain records of the foregoing in a manner consistent with applicable law.

4.2

In the event that DST AMS detects activity as a result of the foregoing procedures, which necessitates the filing by DST AMS of a SAR, or other similar report or notice to OFAC or other regulatory agency, then DST AMS shall also immediately notify the Trust unless prohibited by applicable law.

SCHEDULE 1.2(G)

BLUE SKY SERVICES

Fund Responsibilities

In connection with the provision of the Blue Sky Services by DST AMS, each Fund shall:

1.	Determine and advise DST AMS with respect to those jurisdictions in which Notice Filings are to be submitted;

2.	Determine and advise DST AMS of the number of the Fund’s shares or the dollar amount that is to be permitted to be sold in each such jurisdiction;

3.	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of DST AMS;

4.	Work with DST AMS to identify what systematic exemptions will be taken by the Funds and coded on DST AMS’ Transfer Agent system;

5.

Provide written instructions in DST AMS’ standard format to implement systematic exemptions and exclusions from reporting where practicable on DST AMS’ Transfer Agent system or DST AMS’ Blue Sky Solutions system;

6.

Provide written instructions to DST AMS to remove current permit period sales from DST AMS’ Blue Sky Solutions database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales; and

7.	Issue in favor of DST AMS a limited power of attorney in a form agreed upon between the parties in order that DST AMS may submit Notice Filings and payments with respect thereto on behalf of the Fund.

DST AMS Responsibilities

At the direction of the Funds, DST AMS will perform the Blue Sky Services set forth below, with respect to each Fund.

1.	File Initial Notice Filings;

2.	File the Fund’s renewals and amendments;

3.	File amendments to the Fund’s state registration statement;

4.	File the Fund’s sales reports;

5.	Make payments, at the expense of the Fund, of Notice Filing fees;

6.	File the Prospectuses and Statements of Additional Information, supplied by the Fund, and any amendments or supplements thereto;

7.	File annual reports and proxy statements, supplied by the Fund;

8.	Assist the Funds in responding to state audit requests;

9.	Provide the Funds information regarding exemptions under a jurisdiction’s Blue Sky laws and ensure the proper application of any written direction provided by the Fund; and

10.	Perform such additional services as DST AMS and the Fund may agree upon in writing and add to this Agreement by amendment;

11.	Provide periodic reporting to the Fund as mutually agreed upon.

In the event that DST AMS becomes aware of (a) the sale of a Fund’s shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of a Fund’s shares in excess of the number of shares of the Fund permitted to be sold in such jurisdiction, DST AMS shall promptly report such information to the Fund and the Fund shall instruct DST AMS with respect to the corrective action to be taken.

SCHEDULE 7.4

INFORMATION SECURITY REQUIREMENTS

As each party recognizes that the adoption of an effective Information Security Program is essential to protect the assets and operations of the Parties, the following requirements are set forth with respect to services provided by DST AMS to the Funds.

ARTICLE I – Mutual Obligations

Section 1.1 Information Security Standards.

To the extent applicable, each party agrees to comply with applicable information security requirements for financial institutions, including mutual funds, and/or third parties servicing financial institutions based on the type of confidential information received, accessed or transmitted from or to each financial institution and/or the type of access to financial institution systems. DST AMS uses the National Institute of Standards and Technology (NIST) standards as the basis for its information security program and reviews other published guidelines periodically for applicability.

ARTICLE II – DST AMS Security Obligations

Section 2.1. Safety and Security Procedures.

(a) DST AMS will maintain and enforce safety and security procedures as set forth in this Schedule for: (i) all DST AMS Service locations, and (ii) communication lines to the edge of DST AMS’s computing infrastructure, which procedures will be (A) designed to protect the Funds’ Confidential Information from unauthorized access, including taking reasonable steps to avoid the corruption, loss or mis-transmission of data and to ensure the security of data during transmission and storage, including the use of data encryption techniques in accordance with industry standards for the transmission of data, (B) at least as stringent as the most rigorous standard DST AMS uses to provide similar services to similar clients, and (C) in compliance with any applicable laws governing DST AMS’s provision of Services in the United States. DST AMS will provide documentation of DST AMS’s and any subcontractors’ safety and security policies and practices and will detail such policies and practices for the Services upon the Funds’ written request. Upon confirmation of a failure of any such safety and/or security procedures that impact the Funds’ data, DST AMS will, within 1-3 business days, notify the Funds. If a failure of safety and/or security procedures results in a breach that impacts Funds’ data, Section 2.1(b) will also apply.

(b) DST AMS will, as promptly as possible (with the goal of twenty-four (24) hours, but in no event longer than forty-eight (48) hours), inform the Funds, upon confirmation of any breach in security of which DST AMS becomes aware and that impact the Funds’ data, including any corruption, loss or mis-transmission of data, or any breach of data security during transmission and storage. In the event of a security breach, DST AMS will, perform a root cause analysis to identify the cause of such security breach and will provide reasonable updates to the Funds regarding the status of the analysis. Upon completion of DST AMS’s analysis, DST AMS will provide Funds with a written report detailing DST AMS’s findings and actions taken in response to such breach. DST AMS will remedy the cause of any such breach as promptly as reasonably possible and DST AMS will cooperate fully, and will cause its subcontractors to cooperate fully, with the Funds and their respective designees, and with any civil or criminal authority in any investigation or action relating to such breach.

Section 2.2 Compliance with NIST.

(a) DST AMS and its subcontractors, if any, will substantially comply with the standards of NIST that are applicable to the Services, and DST AMS and its subcontractors will maintain security policies and procedures with a framework designed to comply with the foregoing.

(b) If, as a result of a review performed in accordance with this Schedule, the Funds determines that DST AMS or any subcontractor is not materially complying with this Schedule, DST AMS will or will cause its subcontractor to, at DST AMS’s expense, take steps to correct such non-compliance within a reasonable time period to be mutually agreed upon by DST AMS and the Funds. Notwithstanding any contrary provision contained herein, and without limiting the Funds’ rights and remedies hereunder at law and in equity, DST AMS’s or its subcontractor’s failure to take such steps in a reasonable and timely manner, will be considered a material breach of DST AMS’s obligations under this Schedule.

Section 2.3 Access by Regulatory Authorities; Reports.

(a) DST AMS agrees that any regulatory agency with supervisory responsibility for the Funds will have the right, at the Funds’ expense, to examine all records and materials, and interview those employees of DST AMS to the extent it pertains to or otherwise relates to the performance of this Schedule by DST AMS and shall only access Funds data and controls and reasonable information related to the Services rendered by DST AMS to Funds and DST AMS’s operations providing such Services to Funds, or as otherwise permitted under applicable law, rule, or regulation. Such access will be provided during DST AMS’s normal business hours and the Funds shall provide DST AMS with reasonable prior notice (but in no case less than thirty (30) days prior written notice) of such examinations to the extent that the Funds receives such advance notice from its regulatory agencies and such notice is permitted.

(b) When available, DST AMS will provide the Funds with the reports of any third party review that addresses the scope and control objectives related to the Services or the infrastructure or other components of such services, including SOC-1 Reports from DST AMS (and subject to availability and mutual agreement on any applicable fees, SOC-2 Reports from DST Systems, Inc.). Upon request, DST AMS will also provide the Funds with an attestation letter certifying DST AMS’s completion of regular network security penetration testing and will make its security personnel available to discuss. Further, as part of any onsite discussion, DST AMS will, if requested, provide a high-level summary for on-site review of vulnerability testing of certain application source code that DST AMS conducts.

Section 2.4 Changes that May Affect Services.

DST AMS will notify the Funds immediately of any security-related or other changes that would materially diminish the security environment of DST AMS or DST AMS’s ability to perform its obligations to the Funds.

Section 2.5 Disaster Recovery Plan.

(a) DST AMS will (i) implement and deliver to the Funds a disaster recovery plan for the Services; (ii) update and test the operability of such plan on an annual basis; (iii) certify to the Funds at least on an annual basis that the plan is fully operational and (iv) implement the plan upon the occurrence of a disaster. Upon the occurrence of a disaster, DST AMS will use its best efforts to reinstitute the Services within four (4) hours of the occurrence of a disaster but, in any event, will reinstitute the Services within seventy-two (72) hours of each occurrence. In the event of a disaster, DST AMS will not increase its charges under this Agreement or charge the Funds usage fees in addition to the fees charged under the Agreement.

Section 2.6 Insurance

DST AMS will maintain an insurance policy with a limit of at least $25 million, for each occurrence and in the aggregate, providing coverage for claims and losses with respect to network and information security risks (such as data breaches, unauthorized access/use, ID theft, invasion of privacy, damage/loss/theft of data, degradation, downtime). DST AMS agrees to maintain such policy in full force and effect during the term of this Agreement and to promptly notify the Funds in writing in the event that either insurance policy is cancelled or discontinued or the above limit is materially reduced. Upon Funds’ request, DST AMS agrees to furnish the Funds with certificates of insurance evidencing the above insurance coverage.